Exhibit 10.2

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (the “Second Amendment”) is entered into this 22nd day of August 2022, by and among MME Florida, LLC, a Florida limited liability company (“Seller”), MM Enterprises USA, LLC, a Delaware limited liability company (“MME USA”), and Green Sentry Holdings, LLC, a Florida limited liability company (“Buyer”). Each of Seller, MME USA, and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined or redefined herein shall have the meanings set forth in the Original Agreement (defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Asset Purchase Agreement, dated as of February 27, 2022 (the “Original Agreement”), as amended by that certain First Amendment to Asset Purchase Agreement dated July 31, 2022 (the “First Amendment” and, collectively the “Asset Purchase Agreement”);

WHEREAS, the Parties desire to extend the outside closing date of the transaction,

WHEREAS, pursuant to Section 9.08 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended upon the written agreement of all Parties to the Asset Purchase Agreement; and

WHEREAS, the Parties desire to further amend the Asset Purchase Agreement and the Disclosure Schedules as set forth herein.

NOW, THEREFORE, in consideration of the valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The defined term “Deferred Rent Holdback” in Exhibit A of the Asset Purchase Agreement shall be amended to say “Deferred Rent Escrow”.

2. The following shall be added to Schedule 1.02 which schedules assets specifically excluded from the Purchased Assets:

“Lease Agreement between 5900 N. Fla Ave MAVSE, LLC, as landlord, and Seller, as tenant, dated September 14, 2018, as amended, for property with a street address of 5900 N. Florida Avenue, Tampa, FL 33604.”

3. Section 1.06 of the Asset Purchase Agreement shall be struck in its entirety and replaced with the following language:

(a) The aggregate purchase price for the Purchased Assets shall be Sixty-Three Million and 00/100 Dollars ($63,000,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities and reimbursement to Seller of the August Lease Payments. Upon Closing, as described in Section 2.01 and 2.02 of the Original Agreement, Buyer shall pay Forty Million and 00/100 Dollars of the Purchase Price (the “Closing Payment”) and the amount of Three Hundred Fifty Three Thousand Six Hundred and Seventy Eight Dollars and thirty one cents ($353,678.31) as set forth on Schedule A (the “August Lease Payments”) as follows:

(i) (Seller directs Buyer to pay Twenty-Five Million and 00/100 Dollars ($25,000,000.00) of the Closing Payment directly to Hankey Capital, LLC, a California limited liability company, (“Hankey”) in its capacity as lender under that certain Senior Secured Commercial Loan Agreement, dated as of October 1, 2018, by and between Hankey as lender and MM CAN USA, INC., a California corporation, as borrower (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Senior Commercial Loan Agreement”), by wire transfer of immediately available funds in accordance with the wire transfer instruction set forth on Section 1.06 of the Disclosure Schedules or as otherwise directed by Hankey in writing, which payment shall be made without any right to offset, deduction, or withholding; and

(ii) Buyer shall pay the remaining Fifteen Million Three Hundred Fifty Three Thousand Six Hundred and Seventy Eight Dollars and Thirty-one Cents ($15, 353,678.31) of the Closing Payment to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.06 of the Disclosure Schedules or as otherwise directed in writing by Seller,

(iii) Buyer has previously deposited in escrow with Kahan & Kliger, P.A., a deposit of $2,000,000 (the “Deposit”). The Deposit shall be returned by wire to the Buyer by the Escrow Agent.

(b) The remainder of the Purchase Price shall be paid as follows:

(i) Eleven Million Five Hundred Thousand and 00/100 Dollars ($11,500,000.00) paid by wire transfer of immediately available funds on or before September 15, 2022 (the “First Installment”), of which First Installment, Seller directs Buyer to pay Hankey directly, in its capacity as lender under the Senior Commercial Loan Agreement, by wire transfer of immediately available funds, Six Million Five Hundred Thousand Dollars ($6,500,000.00) in accordance with the wire transfer instruction set forth on Section 1.06 of the Disclosure Schedules or as otherwise directed by Hankey in writing; and Buyer shall pay the remaining Five Million Dollars ($5,000,000.00) of the First Installment to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.06 of the Disclosure Schedules and

(ii) Eleven Million Five Hundred Thousand and 00/100 Dollars ($11,500,000.00) paid by wire transfer of immediately available funds on or before March 31, 2023 (the “Second Installment”), of which Second Installment, Seller directs Buyer to pay Hankey directly, in its capacity as lender under the Senior Commercial Loan Agreement, by wire transfer of immediately available funds, Eight Million Five Hundred Thousand Dollars ($8,500,000.00), in accordance with the wire transfer instruction set forth on Section 1.06 of the Disclosure Schedules or as otherwise directed by Hankey in writing; and Buyer shall pay the remaining Three Million Dollars ($3,000,000.00) of the Second Installment to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.06 of the Disclosure Schedules. Each payment contemplated under this Section 1.06(b) shall be made without any right to offset, deduction, or withholding. A Promissory Note and Security Agreement representing Buyer’s obligations to pay the First Installment and Second Installment (without duplication) shall be executed and delivered by the Parties as closing deliverables consistent with Section 2.02 of the Asset Purchase Agreement.

4. All references to the words “July 31, 2022” in the Asset Purchase Agreement shall be replaced by the words “August 22, 2022”, and the “Closing Date” shall be August 22, 2022.

5. Section 2.02(b)(i) of the Asset Purchase Agreement shall be struck in its entirety and replaced with the following language:

“the Closing Payment and the August Lease Payments;”

6. Section 5.04 of the Asset Purchase Agreement shall be struck in its entirety and replaced with the following language:

“Deferred Rent Escrow. At the Closing, Seller shall fund the Deferred Rent Escrow in the amount of Five Hundred Fifty Four Thousand One Hundred Sixty two Dollars and fifty cents ($554,162.50) with a licensed escrow agent of Seller’s choice with instructions to the Escrow Agent to disburse the escrowed amount as necessary to timely satisfy Buyer’s obligations (as successor to Seller) under Section 6 of the Second Amendment to Key West Lease. In the event that any portion of the “Deferred Rent” is no longer required to be paid by Buyer to the landlord under the Second Amendment to Key West Lease for any reason following the Closing, the portion of the Deferred Rent Escrow not required to be paid to landlord shall be returned by the escrow agent to Seller within three (3) business days of the determination that payment of the Deferred Rent is no longer required.”

7. Paragraph 8 of the First Amendment shall be struck in its entirety and replaced with the following language, with the effect of removing the previous escrow requirement:

The Parties agree that to the extent the Tampa Litigation is not resolved prior to the Closing, Seller will indemnify Buyer for any Losses it incurs as a result of the Tampa Litigation pursuant to Section 7.02(a)(iv) of the Original Agreement; provided that the limitations in Sections 7.02(b)(i) and 7.02(b)(ii) of the Original Agreement shall not apply to the Tampa Litigation.

8. Schedule 1.03(a)(v) of the Disclosure Schedules shall be struck in its entirety and replaced with the following language:

Any and all accrued liabilities associated with the Leases, including but not limited to all August 2022 unpaid lease obligations including the amount of Two Hundred Twenty Seven Thousand One Hundred Thirty Five Dollars and Eighteen Cents ($227,135.18) as set forth on Schedule B, all unpaid lease obligations for the period May through July 2022 due to Aventine Property Group a/k/a Treehouse Real Estate Investment Trust, Inc. (“Treehouse”) including the amount of Six Hundred Thirty Six Thousand Two Hundred Ninety Eight Dollars and Sixty Nine Cents ($636,298.69), all deferred lease obligations including the amount of Two Million Six Hundred Nine Thousand Four Hundred Forty Nine Dollars and Thirty Three Cents ($2,609,449.33) to be paid to Treehouse, all payments relating to remediation work sought by Treehouse for the property located at 11190 San Jose Blvd, Jacksonville, Florida in the total amount of Four Hundred Ninety Eight Thousand Six Hundred and Ninety Dollars and Ninety Seven Cents ($498,690.97), and any outstanding accounts payable balances as of the closing date related to unsold inventory or relating to service periods extending after the closing date including but not limited to such items as utilities and insurance.

9. Conditioned upon the Closing of the Transaction in accordance with the terms of the Asset Purchase Agreement, as amended by this Second Amendment, Seller agrees to waive any and all requirements in the Asset Purchase Agreement and/or the Disclosure Schedules requiring written consents of the landlords under the Leases consenting to Buyer’s assignment and assumption of tenant’s rights under the Leases. For the avoidance of doubt, the Parties agree that the Transaction will close without Seller obtaining and delivering such landlord consents.

10. Conditioned upon the Closing of the Transaction in accordance with the terms of the Asset Purchase Agreement, as amended by this Second Amendment, the parties agree to consummate the Transaction on an “as-is” basis with respect to the condition of the tangible Purchased Assets, meaning that the representation and warranties in Sections 3.08, 3.09, 3.10(k) and 3.11 of the Asset Purchase Agreement (collectively, the “Condition Representations”) will terminate as of the Closing Date. Buyer will not be entitled to any of the indemnification rights set forth in Section 7.02 of the Asset Purchase Agreement with respect to violations of the Condition Representations after the Closing Date.

11. Section 9.07 of the Asset Purchase Agreement shall be struck in its entirety and replaced with the following language:

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that, (a) Buyer may assign (including without limitation, any collateral assignment) all of its rights under this Agreement to Hankey pursuant to that certain Collateral Assignment of Rights, dated as of the date hereof, by and among the Buyer and the other assignors party thereto as assignors, and Hankey, as assignee, without the consent of any other party hereto, and (b) Seller may collaterally assign all its right under this Agreement (i) to Hankey in its capacity as lender under the Senior Commercial Loan Agreement and (ii) to Superhero Acquisition Corp. (“Superhero”), as successor to Gotham Green Admin 1, LLC, in its capacity as Collateral Agent, under that certain Third Amended and Restated Guaranty and Security Agreement, dated as of August 17, 2021, without the consent of any other party hereto. Any other purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

12. Section 9.08 of the Asset Purchase Agreement shall be struck in its entirety and replaced with the following language:

Amendment and Modification; Waiver. Subject to Section 9.15, this Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

13. The following shall be added as Section 9.15 of the Asset Purchase Agreement:

Third Party Beneficiary Rights. Except as provided in this Section 9.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that Hankey and Superhero shall each be an intended third party beneficiary of Sections 1.06, 9.07, and 9.08, and shall be entitled to enforce and amend such provisions directly (and no amendment or modification to such provisions in respect to Hankey or Superhero may be made without Hankey’s or Superhero’s prior written consent).

14. Anything herein to the contrary notwithstanding, (a) the payment obligations of the Buyer and the liens and security interests securing the obligations evidenced by the Asset Purchase Agreement (as amended from time to time) granted by the Buyer, the exercise of any right or remedy with respect thereto, and certain of the rights of the Seller hereof are subject to the provisions of the Intercreditor and Subordination Agreement dated as of August 22, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor and Subordination Agreement”), by and among Hankey Capital, LLC, as Senior Agent, and MME Florida, LLC, as Subordinated Lender and (b) any rights of Seller evidenced by the Asset Purchase Agreement (as amended from time to time) of the Seller, the exercise of any right to remedy with respect thereto, are subject to the provisions of the Intercreditor and Subordination Agreement dated as of August 22, 2022, as amended, restated, supplemented, or otherwise modified from time to time by and among Hankey Capital, LLC, in its capacity as lender under the Senior Commercial Loan Agreement, and Superhero Acquisition Corp (“Superhero”), as successor to Gotham Green Admin 1, LLC, in its capacity as Collateral Agent.

15. This Amendment may be executed in any number of counterparts (including by facsimile, .pdf or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall constitute one instrument.

16. This Amendment shall be governed by the laws of the State of Florida, without regard to its conflict of laws provisions.

17. All terms and provisions of the Original Agreement that are not expressly amended or modified by this Amendment will remain in full force and effect. In the event of any conflict between any of the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment will control.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

SELLER:

MME Florida, LLC

By:	/s/ Edward Record
Name:	Edward Record
Title:	Chief Executive Officer

MME USA, LLC

MM Enterprises USA, LLC

By:	/s/ Edward Record
Name:	Edward Record
Title:	Chief Executive Officer

BUYER

Green Sentry Holdings, LLC, by its sole member,
High End Holdings, LLC

By:	/s/ Brady Cobb
Name:	Brady Cobb
Title:	Manager